Exhibit 99.1

SemGroup Energy Partners, L.P. Increases Quarterly Distribution

Tulsa, Okla. – January 24, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced that the board of directors of its general partner has declared a quarterly cash distribution of $0.3375 per unit for the fourth quarter of 2007, or $1.35 per unit on an annualized basis. This distribution represents an increase of 8 percent over the minimum quarterly distribution amount of $0.3125 per unit, which SGLP paid on a pro-rata basis for the third quarter of 2007. The distribution is payable on February 14, 2008 on all outstanding common and subordinated units to unitholders of record as of the close of business on February 1, 2008.

“We are pleased that operations during our partnership’s first full quarter allowed us to increase the level of our distribution and evidences the growth and strong performance of our core crude oil business. It is important to note that this distribution is not impacted by nor does it reflect our January 14, 2008 agreement to acquire asphalt assets from SemMaterials, L.P.,” said Kevin Foxx, SemGroup Energy Partners president and chief executive officer.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil gathering and transportation and terminalling and storage services primarily in its core operating areas in Oklahoma, Kansas and Texas. A subsidiary of SemGroup is the general partner of SemGroup Energy Partners. SemGroup Energy Partners owns and operates crude oil terminalling and storage facilities with approximately 6.7 million barrels of storage capacity, including approximately 4.8 million barrels of storage capacity located at the Cushing Interchange, two pipeline systems consisting of approximately 1,150 miles of pipeline, and tanker trucks used to gather oil at remote wellhead locations generally not covered by pipeline and gathering systems. The partnership is based in Tulsa, Oklahoma. For more information, visit the Partnership’s Web site www.SGLP.com.

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Forward-Looking Statements

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results or increases in distributable cash. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:	SemGroup Media Contact:
Brian Cropper	Susan Dornblaser
Toll Free Phone: 866.490.SGLP (7457)	Phone: 918.524.8365
Phone: 918.524.SGLP (7457)	Email: sdornblaser@semgrouplp.com
Email: investor@semgroupenergypartners.com